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                                                                   Exhibit 10 U

                        EXECUTIVE EMPLOYMENT AGREEMENT
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     THIS EXECUTIVE EMPLOYMENT AGREEMENT, entered into this 2nd day of February,
2001, by and between MERCANTILE BANKSHARES CORPORATION ("Mercshares") and MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY ("Merc-Safe"), both corporations of the State of Maryland, Two Hopkins Plaza, Baltimore, Maryland 21201, hereinafter collectively referred to as "Employer," and EDWARD J. KELLY, III, hereinafter referred to as "Executive."

     WHEREAS, Employer is engaged in the banking industry, and Executive has special skills and talents in that industry; and

     WHEREAS, Employer has employed Executive on the terms provided herein, and Executive, in turn, has accepted full-time employment with Employer according to such terms.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties do hereby agree as follows:

     1.   Offices of Executive.  Executive has been engaged as an employee of
          --------------------
Mercshares and Merc-Safe as of February 1, 2001. Commencing on March 1, 2001, Executive will serve as President and Chief Executive Officer of Mercshares and Chairman of the Board and Chief Executive Officer of Merc-Safe. These offices may be changed during the term of this Agreement by mutual consent of the parties. Mercshares, as the sole stockholder of Merc-Safe, has elected Executive as a Director of Merc-Safe, effective March 1, 2001, and will continue him as a Director of Merc-Safe throughout the period of his employment under this Agreement. Executive has been duly appointed a Director of Mercshares by its Board of Directors, effective March 1, 2001, and will be nominated for election and re-election as a Director of Mercshares by its stockholders as and when required to continue him as a Director of Mercshares throughout period of his employment under this Agreement.

     2.   Term.  The term of this Agreement shall begin on February 2, 2001, and
          ----
shall terminate on February 2, 2006; provided that the termination date shall be extended (but not beyond Executive's retirement date) for one additional year on February 1, 2006 and on February 1 of each succeeding year, unless either Employer or Executive on or before the immediately preceding December 31 declines such an extension by written notice to the other party.

     3.   Compensation.  Executive shall be paid a base annual salary as
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determined by the Board of Directors of Employer from time to time, at a rate of not less than $850,000 per calendar year, subject to withholding for appropriate items. In no year shall his base salary be less than in the preceding year. For 2001, Executive shall be eligible for a full year's bonus (payable on or before March 1, 2002) as if he had been a Class I participant in the Employer's Annual Incentive Compensation Plan ("AICP").
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For succeeding years, Executive shall be eligible for annual bonuses as a designated Class I AICP participant. Such bonuses shall be determined by Employer's Compensation Committee under the AICP in good faith. If the AICP is revoked or amended for other than good faith economic reasons so as to decrease or eliminate a bonus to which Executive would otherwise have been entitled as a designated participant under the immediately pre-existing terms of the AICP, he shall be paid any such diminution in bonus as additional compensation on or before March 1 next following the close of each year for which such a bonus would otherwise have been payable under the terms of the AICP for such year. Executive also shall be eligible for such other annual bonuses as may be determined by Employer's Compensation Committee.

     4.   Other Benefits.  Executive shall be entitled to participate in, and to
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receive benefits under, any long-term incentive plan, deferred compensation plan, qualified retirement plan, profit sharing plan, savings plan, equity option plan, group life, disability, sickness, accident and health programs, or any other benefit plan or arrangement made available by Employer to its executives generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan or arrangement. In addition, Executive shall be entitled to participate in a supplemental executive retirement plan, under a Supplemental Retirement Agreement among Executive, Mercshares and Merc-Safe dated February 2, 2001 and to certain benefits under an Executive Severance Agreement among Executive, Mercshares and Merc-Safe dated February 2, 2001 (as such agreements may be amended from time to time).
Employer shall supplement long-term disability payments to Executive in an amount equal to the percentage of benefit then paid under Employer's long-term disability income plan times the difference between the then maximum annual base salary on which benefits are paid under that plan and the actual annual base salary then paid to Executive. On or before March 1, 2001, Executive shall be granted options to purchase 100,000 shares of common stock of Mercshares under the 1999 Omnibus Stock Plan, in accordance with the terms of an Option Agreement previously provided to Executive.

     5.   Expenses.  Employer shall reimburse Executive for all reasonable
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expenses incurred by Executive in connection with the business of the Employer, including expenses for entertainment (including club memberships), travel and similar items, and will provide Executive, without charge, with the use of an automobile for business purposes, in accordance with Employer policy. Executive shall submit to Employer substantiation for reimbursable expenses. Employer shall reimburse Executive for reasonable moving expenses incurred in moving Executive's immediate family to the Baltimore area.

     6.   Vacation.  Executive shall be entitled to a minimum of four weeks
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vacation each year.

     7.   Scope of Employment.  Executive shall perform the duties of President
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and Chief Executive Officer of Mercshares and Chairman of the Board and Chief
Executive Officer of Merc-Safe (or of such other offices as Employer and Executive shall mutually agree) as provided in Employer's bylaws and as directed from

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time to time by the Board of Directors of Employer, consistent with the duties and responsibilities of a chief executive officer. Executive agrees to serve in such capacities with undivided loyalty to Employer and to devote all of his working time and efforts in performance of such duties, except for attention to personal investments, participation in family business enterprises, outside directorships, and public service commitments, provided that none of the foregoing shall unreasonably interfere with his principal employment. Employer shall provide Executive with suitable office, secretarial and other support assistance appropriate to his position as a chief executive officer.

     8.   Early Termination.  This Agreement shall terminate prior to its
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specified expiration, as may be extended from time to time, on the occurrence of the death of Executive, or termination by the Employer for good cause. For purposes of this Agreement, good cause shall be limited to proven or admitted fraud or material illegal acts by Executive or a breach of any of Executive's covenants of undivided loyalty to and the performance of duties for Employer, as set out in Section 7 of this Agreement. In addition, if Executive is unable to perform his duties of office by reason of illness or incapacity for a period of more than one hundred eighty (180) consecutive days, Employer shall be entitled to remove Executive from some or any of his offices; provided that Employer shall restore Executive to any such office if he shall become able to perform the duties of any such office at any time within the three hundred sixty-five
(365) days next following his removal from any such office. Notwithstanding the provisions of Section 3 of this Agreement, in the event of Executive's long-term disability as defined under Employer's Disability Insurance Plan, Executive shall be compensated as provided under such Plan, as supplemented by Employer, and shall not receive his base salary or earn any bonus under this Agreement for the period of time that such disability shall continue.

          In the event that this Agreement is terminated for good cause as herein provided, all obligations hereunder of Employer to Executive (other than for reimbursement of expenses incurred by Executive prior to termination and any employee benefits that are not extinguished by termination for cause) shall also simultaneously terminate forthwith.

          In the event that Employer terminates Executive's employment without good cause during the original or any extended term of this Agreement, all benefits to Executive provided for in this Agreement shall continue until the expiration of the remaining term of this Agreement. To the extent that it shall not be practicable or legally feasible to continue any such benefit in the form provided for in this Agreement, Employer may provide an equivalent benefit in some other form or may pay or provide to Executive the economic value of such benefit.

     9.   Non-Competition.  Executive agrees that upon termination of his
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employment with Employer, he shall not engage in the banking industry in the
State of Maryland or in contiguous states or the District of Columbia as an employee of, consultant to, or in any other comparable capacity with, any other banking institution or bank holding company or financial holding company for a period of two years following

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such termination. Executive agrees that Employer shall be entitled to injunctive relief, in lieu of or in addition to damages, for a violation by Executive of the provisions of this Section 9.

     10.  Successors.  This Agreement shall be binding upon and inure to the
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benefit of all successors of Employer, whether by merger, consolidation, reorganization, share exchange, transfer of assets or otherwise. This Agreement shall not be otherwise assignable by Employer except with the prior written consent of Executive. Executive shall not assign his rights or duties under this Agreement, except (a) as provided in Section 1 of this Agreement, and (b) as provided under any employee or executive benefit plan with Employer relating to Executive.

     11.  Notices.  All notices called for under this Agreement shall be in
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writing addressed to Employer at Two Hopkins Plaza, Baltimore, Maryland 21201,
Attention: Corporate Secretary, and to Executive at Two Hopkins Plaza, Baltimore, Maryland 21201, or to such other address as either party may designate to the other in writing from time to time. Any such notice shall be effective when received or two (2) business days after mailing, postage prepaid, by first class, certified or registered mail, return receipt requested.

     12.  Entire Agreement.  This Agreement represents the entire agreement
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between the parties, and all prior representations, agreements and understandings between the parties as to its subject matter are of no further force or validity.

     13.  Amendments.  Any amendments to this Agreement must be in writing
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signed by both parties hereto.

     14.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the laws of the State of Maryland, without reference to principles of conflict of laws.

     15.  Headings.  The headings used in this Agreement are solely for
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convenience and are not to be used in the construction or interpretation hereof.

     16. Severability. In the event that one or more of the provisions of this Agreement are found to be unenforceable or illegal, the remaining provisions of the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement the day and year first above written.

WITNESS:


/s/ Alan D. Yarbro                      Edward J. Kelly, III
---------------------------             ----------------------------(SEAL)
ALAN D. YARBRO                          EDWARD J. KELLY, III

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ATTEST:                                 MERCANTILE-SAFE DEPOSIT
                                         AND TRUST COMPANY

/s/ Alan D. Yarbro                      By: /s/ H. Furlong Baldwin  (SEAL)
---------------------------                 ------------------------
ALAN D. YARBRO                              H. FURLONG BALDWIN
Secretary                                   Chief Executive Officer



ATTEST:                                 MERCANTILE BANKSHARES
                                         CORPORATION


/s/ Alan D. Yarbro                      By: /s/ H. Furlong Baldwin  (SEAL)
---------------------------                 ------------------------
ALAN D. YARBRO                              H. FURLONG BALDWIN
Secretary                                   President and
                                            Chief Executive Officer

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